UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GENERAL MOTORS COMPANY

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release: Friday, May 26, 2017

Glass Lewis Recommends that GM Shareholders Vote FOR ALL of the GM Board’s Nominees and

AGAINST the Greenlight Proposal

Concludes that GM’s Board and management have articulated a clear strategy to create shareholder value and have demonstrated progress executing this strategy

Agrees with GM’s Board and management that there are a number of risks and uncertainties associated with Greenlight’s plan and that it is speculative in nature

Recognizes GM’s valuation is above that of several peers

DETROIT – General Motors Co. (NYSE: GM) today announced that Glass, Lewis & Co., a leading independent proxy advisory firm, has recommended that GM shareholders vote FOR ALL of the Board’s nominees and AGAINST the Greenlight proposal at the Company’s 2017 Annual Meeting of Shareholders to be held on June 6, 2017.

Consistent with the Glass Lewis recommendations, GM urges shareholders to vote FOR ALL of the Board nominees and AGAINST the Greenlight proposal TODAY by telephone, online or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

In its May 25, 2017 report, Glass Lewis concluded:

•	“…we agree with the position of the incumbent directors that there are a number of risks and uncertainties associated with Greenlight’s plan, that it is speculative in nature and that the potential costs may outweigh the potential benefits.” (Glass Lewis Report, pg. 19)

•	“In its effort to consider Greenlight’s share separation proposal, we find that the GM board has gone to considerable lengths and it appears to have arrived at an informed and reasonable conclusion, in our view.” (Glass Lewis Report, pg. 19)

•	“…the current board and management team are taking reasonable steps to oversee the business for the benefit of shareholders, in our view.” (Glass Lewis Report, pg. 19)

•	“Regarding Greenlight’s effort to appoint its board nominees, we note the Dissident presents little evidence to suggest their appointment is for reasons other than to progress its share separation proposal. In our view, Greenlight has not specifically justified the removal of [the Board’s] Nominees…” (Glass Lewis Report, pg. 19)

•	“Ultimately, we are not convinced that a more aggressive approach is warranted or in the best interests of shareholders given the cyclical nature of the industry and current headwinds and disruption facing the industry.” (Glass Lewis Report, pg. 20)

Commenting on the GM Board and management’s successful execution of their transformational strategy, Glass Lewis stated:

•	“Overall, we find that the Company has articulated a clear strategy to create shareholder value and has demonstrated progress executing this strategy” (Glass Lewis Report, pg. 16).

•	“…GM’s valuation is above that of several peers and we recognize that the broader automobile manufacturing industry trades at a significant discount to the S&P 500 Index, indicating industry- wide factors that are not unique to GM, in our view.” (Glass Lewis Report, pg. 19)

•	“We believe the incumbent board and management have articulated a clear strategy with defined targets, including target ROIC of at least 20% and are taking reasonable steps to execute on this plan. The Company plans to have returned approximately $25 billion to shareholders from 2012 through the end of 2017, including a significant planned return of capital in 2017.” (Glass Lewis Report, pg. 19)

Additionally, Glass Lewis cited the serious risks to GM and its shareholders if the Greenlight proposal were adopted:

•	“[Greenlight’s] security would likely negatively impact the Company’s financial flexibility, in our view.” (Glass Lewis Report, pg. 17)

•	“In particular, the potential market for the dividend shares is unproven and there may be limited interest in a security of this nature.” (Glass Lewis Report, pg. 19)

•	“While the credit impact of the dividend shares would likely depend on the specific terms, a true preferred security would likely have a negative credit impact and a truly common security would have no dividend obligation and may not be well received by investors, in our view.” (Glass Lewis Report, pg. 19)

•	“Furthermore, the dual share class structure would create competing interests among the holders of dividend shares and capital appreciation shares, introducing potential conflicts of interest as well as greater corporate governance complexity and uncertainty.” (Glass Lewis Report, pg. 19)

•	“The board would need to balance the interests of the holders of dividend shares, who would prefer greater assurance of steady dividend payments, against the interests of the holders of capital appreciation shares, who would likely prefer greater investment in future growth. We expect the competing interests of these two share classes would be frequent and ongoing and that the governance structure needed to manage them would be suboptimal.” (Glass Lewis Report, pg. 17)

•	“Furthermore, this proposal is not intended to, and does nothing to address the underlying fundamentals of GM’s business.” (Glass Lewis Report, pg. 17)

Glass Lewis also notes that the proposal and Greenlight’s nominees are linked and that it sees no reason to justify removal of the Board’s nominees:

•	“Regarding Greenlight’s effort to appoint its board nominees, we note the Dissident presents little evidence to suggest their appointment is for reasons other than to progress its share separation proposal. In our view, Greenlight has not specifically justified the removal of [the Board’s] Nominees…” (Glass Lewis Report, pg. 19)

Your vote is important, no matter how many or how few shares you own. To follow the recommendations of Glass Lewis and the Board, shareholders should vote the WHITE proxy card FOR ALL your Board’s nominees and AGAINST the Greenlight proposal TODAY by telephone, online or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8964

Shareholders Outside the U.S. and Canada Call: +1 (412) 232-3651

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any green card sent to you by

Greenlight, as doing so will revoke your vote on the WHITE proxy card.

Permission to use third-party quotes included herein neither sought nor obtained.

Forward Looking Statements: This document may include forward-looking statements. These statements are based on current expectations about possible future events and thus are inherently uncertain. Our actual results may differ materially from forward-looking statements due to a variety of factors, including: (1) our ability to deliver new products, services and experiences that attract new, and are desired by existing, customers and to effectively compete in autonomous, ride-sharing and transportation as a service; (2) sales of full-size pick-up trucks and SUVs, which may be affected by increases in the price of oil; (3) the volatility of global sales and operations; (4) aggressive competition, including the impact of new market entrants; (5) changes in, or the introduction of novel interpretations of, laws, regulations or policies particularly those relating to free trade agreements, tax rates and vehicle safety and any government actions that may affect the production, licensing, distribution, pricing, or selling of our products; (6) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (7) compliance with laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (8) costs and risks associated with litigation and government investigations; (9) compliance with the terms of the Deferred Prosecution Agreement; (10) our ability to maintain quality control over our vehicles and avoid recalls and the cost and effect on our reputation and products; (11) the ability of suppliers to deliver parts, systems and components without disruption and on schedule; (12) our dependence on our manufacturing facilities; (13) our ability to realize production efficiencies and cost reductions; (14) our ability to successfully restructure operations in various countries; (15) our ability to manage risks related to security breaches and other disruptions to vehicles, information technology networks and systems; (16) our ability to develop captive financing capability through GM Financial; (17) significant increases in pension expense or projected pension contributions; (18) significant changes in the economic, political, and regulatory environment, market conditions, and foreign currency exchange rates; and (19) uncertainties associated with the consummation of the sale of Opel/Vauxhall to the PSA Group, including satisfaction of the closing conditions. A further list and description of these risks, uncertainties and other factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our subsequent filings with the Securities and Exchange Commission. GM cautions readers not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements.

Important Additional Information Regarding Proxy Solicitation: General Motors Company (“GM”) has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for GM’s 2017 Annual Meeting. GM, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of GM’s directors and executive officers and their respective interests in GM by security holdings or otherwise is set forth in the definitive proxy statement. Details concerning the nominees of GM’s Board of Directors for election at the 2017 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the definitive proxy statement and other relevant documents filed by GM free of charge from the SEC’s website, www.sec.gov. GM’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed by GM by directing a request by mail to GM Shareholder Relations at General Motors Company, Mail Code 482-C23-D24, 300 Renaissance Center, Detroit, Michigan 48265 or by email to shareholder.relations@gm.com, by calling GM’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-825-8964, or from the investors section of GM’s website, http://www.gm.com/investors.

General Motors Co. (NYSE: GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world’s largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:

David Barnas

Group Manager, Financial Communications

248-918-8946

david.barnas@gm.com